Exhibit 10.28

CEO/CFO Agreement

EXECUTIVE SEVERANCE AGREEMENT

By this Executive Severance Agreement dated and effective as of                      (the “Agreement”), Alcoa Corporation (the “Company”), and                      (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

I. Voluntary Resignation or Retirement.

You, the Executive, may terminate your employment with the Company by voluntarily resigning or by retiring. If you wish to resign or retire, you will provide the Company with at least three months’ advance written notice (the “Notice,” which shall contain your selected date of termination, which must be at least three months after the date the Notice is received by the Company (such date of receipt, the “Notice Date”)), after which the following conditions shall apply:

Your active service with the Company will be terminated on the date specified in the Notice (or such later date as you and the Company mutually agree), or such earlier date as the Company may determine in its sole discretion (the “Voluntary Termination Date”). During the period from the Notice Date through the Voluntary Termination Date, (i) the Company may, in its sole discretion, assign you such duties as it sees fit (but commensurate with your position) and (ii) you agree to continue to provide at least 20% of the average level of services you provided to the Company during the preceding 36-month period, such that your “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”), occurs on the Voluntary Termination Date.

If your employment with the Company terminates pursuant to this Section I, you will be paid the following amounts (which you acknowledge would not be due you in the absence of this Agreement) on the first business day following the date which is six months after the Voluntary Termination Date (the “Six-Month Delay Date”) (or if sooner, upon your death), provided that on or after the Voluntary Termination Date, and at least 10 days prior to the Six-Month Delay Date, you execute and return to the Company the release agreement attached as Exhibit A (the “Release Agreement”) and (ii) any period within which you may revoke the Release Agreement pursuant to the terms thereof has expired without you having revoked the Release Agreement:

(i) $50,000 in consideration of execution and delivery of the Release Agreement as provided above; and

(ii) If the Voluntary Termination Date occurs before the date specified in your Notice and less than three months following the Notice Date (e.g., if the Company elects a Voluntary Termination Date earlier than the date specified in the Notice), a lump sum amount equal to your monthly base salary as of the Voluntary Termination Date for the time between the Voluntary Termination Date and three months following the Notice Date.

If your employment with the Company terminates pursuant to this Section I, upon and following the Voluntary Termination Date, your other compensation and benefits continue to be governed by the terms of the plans in which you participate; provided however, that payments and benefits under this Section I are in lieu of any other involuntary separation benefits or severance payments which you may be eligible to receive from the Company; and if you receive severance pay and benefits under the Company’s Change in Control Severance Plan, no payments will be made, or benefits provided, under this Agreement.

II. Termination of Executive’s Employment by the Company.

The Company may terminate your employment at any time, with or without Cause, with the results described below. In such case, the Company shall determine the effective date of your termination, which termination shall constitute a “separation from service” for purposes of 409A (the “Involuntary Termination Date”).

A. Involuntary Termination With Cause. If the Company terminates your employment due to Cause, you will receive no severance payment under this Agreement or any other severance plan, policy or arrangement of the Company or any of its affiliates. For purposes of this Agreement, “Cause” means: (i) your willful and continued failure to substantially perform your duties that has not been cured within thirty days after a written demand for substantial performance is delivered to you, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or (ii) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be

CEO/CFO Agreement

done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company, and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company’s Board of Directors (the “Board”) determines that there is clear and convincing evidence that Cause exists and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters of the entire membership of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard by the Board).

B. Involuntary Termination Without Cause. If the Company terminates your employment for reasons other than Cause, and you fulfill your obligations as set forth in this Agreement, you shall be paid the following amounts (which you acknowledge would not be due you in the absence of this Agreement) on the Six-Month Delay Date (or if sooner, upon your death) or, with respect to the amount payable under Section II.B(ii), if later, in the fiscal year following the fiscal year in which the Involuntary Termination Date occurs, provided that, on or after the Involuntary Termination Date, and at least 10 days prior to the Six-Month Delay Date, (i) you execute and return to the Company the Release Agreement and (ii) any period within which you may revoke the Release Agreement pursuant to the terms thereof has expired without you having revoked the Release Agreement:

(i) a lump sum amount equivalent to two times your annual base salary as of the Involuntary Termination Date;

(ii) a pro-rated annual bonus for the fiscal year in which the Involuntary Termination Date occurs, which lump sum amount shall be determined based on, for such fiscal year, the level of achievement of the applicable performance goals under the Company’s Incentive Plan(s), the bonus-eligible percentage of your annual base pay in effect and the amount of base pay actually paid to you prior to the Involuntary Termination Date;

(iii) $50,000 in consideration of execution and delivery of the Release Agreement as provided above;

(iv) if, on the Involuntary Termination Date, you are an active participant who is accruing benefits under any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company or any of its affiliates or any other defined benefit plan or agreement entered into between you and the Company or any of its affiliates which is designed to provide you with supplemental defined benefit retirement benefits (a “DB Pension Plan”), a lump sum amount equal to the excess of (I) the actuarial equivalent of the aggregate retirement pension as if you had been credited with an additional 24 months of service following the Involuntary Termination Date; over (II) the actuarial equivalent of the aggregate retirement pension which you had accrued under the provisions of the DB Pension Plans as of the Involuntary Termination Date. For purposes of this Section II.B(iv), actuarial equivalence shall be made consistent with the methodology used in the Alcoa Inc. Change in Control Severance Plan; or

(v) if, on the Involuntary Termination Date, you are not an active participant who is accruing benefits under a DB Pension Plan, but are eligible to receive Employer Retirement Income Contributions (ERIC) under an Alcoa Savings Plan, a lump sum amount, in cash, equal to two times the ERIC contribution percent in effect on the Involuntary Termination Date multiplied by the sum of your annual base salary as of your Involuntary Termination Date plus your target annual variable compensation; or

(vi) if, on the Involuntary Termination Date, you are not an active participant who is accruing benefits under a DB Pension Plan, but are eligible to participate in the Global Pension Plan, you will receive a lump sum amount, in cash, equal to two times the Global Pension Plan annual percentage contribution in effect on the Involuntary Termination Date, multiplied by the sum of your annual base salary as of your Involuntary Termination Date plus your target annual variable compensation.

In addition, for a period of two years after the Involuntary Termination Date the Company shall arrange to provide you, and anyone entitled to claim through you, health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to active employees as long as you pay the active employee contribution rate for the coverage. In order to comply with 409A, the following shall apply to the health care benefits provided pursuant to this paragraph, the costs of which are not fully paid by you (the “Health Benefits”). Any and all reimbursements of eligible expenses made pursuant to the Health Benefits shall be made no later than the end of the calendar year next following the calendar year in which the expenses were incurred. The amount of expenses that are eligible for reimbursement or of in-kind benefits that are provided pursuant to the Health

CEO/CFO Agreement

Benefits in any given calendar year shall not affect the expenses that are eligible for reimbursement or benefits to be provided pursuant to the Health Benefits in any other calendar year, except as specifically permitted by Treasury Regulation Section 1.409A-3(i)(iv)(B). Your right to the Health Benefits may not be liquidated or exchanged for any other benefit.

If your employment with the Company terminates pursuant to this Section II, upon and following the Involuntary Termination Date, your other compensation and benefits continue to be governed by the terms of the plans in which you participate; provided however, that payments and benefits under this Section II are in lieu of any other involuntary separation benefits or severance payments which you may be eligible to receive from the Company; and if you receive severance pay and benefits under the Company’s Change in Control Severance Plan, no payments will be made, or benefits provided, under this Agreement.

Restrictive Covenants

In light of the unique character of your position with the Company, the business relationships you have developed and will continue to develop while employed by the Company, and your knowledge of the Company’s business affairs including the Confidential Information (as defined below), and with the acknowledgment of the continuing consideration which you will receive from the Company as a member of its senior executive management team, and the personal financial security which is provided under this Agreement, or in the event of a change in control as defined in the Company’s Change in Control Severance Plan, you agree to the following Restrictive Covenants:

Noncompetition: During your employment and for a period of two (2) years thereafter (regardless of whether the termination of your employment is voluntary or involuntary), you will not directly or indirectly provide services, whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent, or otherwise, to any domestic or international business or firm that is engaged or has plans to become engaged in the manufacturing, fabricating, distributing or selling of aluminum and/or aluminum related products for the aerospace, automotive, packaging, or other aluminum fabricated product markets, the mining of bauxite, conversion and refining of bauxite into alumina and/or the sale or distribution of alumina or alumina related chemical products or any other line of business in which the Company is involved or becomes involved during your employment with the Company (collectively, the “Aluminum Business”). However, you may own up to five percent (5%) of the outstanding securities of any publicly traded company.

It is not the Company’s intention to restrict or limit your activities, unless it is believed that there is a substantial possibility that your future employment, or activities in any of the lines of business in which the Company is engaged may be detrimental to the Company. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any entity in the above identified markets within the two year period, please consult with the Company to discuss your intended relationship with the competitive entity. You and the Company recognize that due to the many different businesses which presently compete, or which in the future may compete with the Company in the Aluminum Business, the Company will discuss your desire to enter into a business or professional relationship with any manufacturer or firm which may be perceived as a competitor.

Non-solicitation: During your employment and for a period of two (2) years thereafter (regardless of whether the termination of your employment was voluntary or involuntary), you will not directly or indirectly (i) solicit, induce or attempt to solicit or induce any current or future employee of the Company to leave the Company for any reason, or (ii) solicit business from, or engage in business with, any current or future customer or supplier of the Company which you met and dealt with during your employment with the Company for any purpose. In the event that you become aware that any present or future employee of the Company has been hired by any business or firm with which you are then affiliated, you will immediately notify the Company’s chief legal officer to confirm your non-solicitation of said employee.

Confidentiality: During your employment with the Company and at all times thereafter, you will maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and you will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for your benefit or the benefit of any new employer or any other person or entity, or in any other manner that is detrimental to or inconsistent with any interest of the

CEO/CFO Agreement

Company. If you receive notice that you may be required to disclose any Confidential Information pursuant to a subpoena or other lawful process, you must notify the Company’s chief legal officer immediately.

You acknowledge and agree that given the nature of the Company’s business, which is conducted throughout the world, and your position of confidence and trust with the Company, the scope and duration of these Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. You further acknowledge that you have received substantial compensation from the Company and that your general skills and abilities are such that you can be gainfully employed in noncompetitive employment, and that this Agreement will in no way prevent you from earning a living following your employment with the Company.

You also recognize and agree that any breach or threatened or anticipated breach of any part of these Restrictive Covenants will result in irreparable harm to the Company, and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, you agree that the Company shall be entitled to obtain an injunction, without posting a bond, to prevent any breach or threatened breach of any part of these Restrictive Covenants. You agree to reimburse the Company for all costs and expenses, including reasonable attorney’s fees and costs, incurred by the Company in connection with the enforcement of its rights under this Agreement.

In the event that any court of competent jurisdiction finds that the limitations set forth in these Restrictive Covenants are overly broad with respect to duration, geographic scope or scope of prohibited activities, such court shall have the authority to reduce the duration, area or activities of such provisions so as to be enforceable to the maximum extent compatible with applicable law, and such provisions shall then be enforced as modified. In the event that a court reduces the duration of the restriction, any unpaid amounts, as set forth above, shall be reduced on a pro rata basis.

Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally, or civilly, liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if you file a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, you may disclose the trade secret to your attorney and use the trade secret in the court proceeding, provided that you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

Further, nothing in this Agreement prohibits you from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company’s or an affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes.

Tax Withholding

All amounts payable pursuant to this Agreement shall be subject to withholding for taxes as legally required, and for other amounts authorized by you.

Application of 409A Provisions

If you provide a written, unqualified opinion from your tax advisor to the Company stating that you are a non-resident alien not subject to 409A at the time of your termination of employment, or that 409A otherwise does not apply to you at that time, unless the Company has reason to believe that such opinion is more likely than not incorrect, the Company shall cooperate with you to amend this Agreement in a mutually satisfactory manner to cause any severance payments payable hereunder to be paid as soon as practicable following your termination of employment, and to otherwise remove references to Section 409A from this Agreement; provided that in no event shall such payments be made unless and until you have returned an executed Release Agreement (signed by you on or following your termination date) and any period within which you may revoke the Release Agreement pursuant to the terms thereof has expired without you having revoked the Release Agreement. The Company shall have no responsibility for any taxes or penalties you may incur on account of any such amendments, whether pursuant to 409A or otherwise.

CEO/CFO Agreement

Governing Law; Jurisdiction

This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without reference to its choice of law principles. Any action arising out of or related to this Agreement shall be brought in the state or Federal courts located in Pittsburgh, Pennsylvania, and you and the Company consent to the jurisdiction and venue of such courts.

Amendment; Waiver

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is in writing and signed by a duly authorized representative of the Company. Any failure by you or the Company to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

Successors; Binding Agreement

The Company shall have the right to assign its rights and obligations under this Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

Severability

In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in way be affected or impaired thereby.

Entire Agreement

You acknowledge that you have not relied upon any representations (whether oral or written) from the Company, other than as set forth in this Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company and merges and supersedes any and all prior discussions, agreements, arrangements and understandings with regard to the subject matter hereof, and may not be modified, amended, discharged or supplemented in any respect, except by a subsequent writing signed by you and the Company. In the event that any payments under this agreement in the aggregate are more than 2.99 times of your base salary and bonus, the payments which you will be eligible to receive under this Agreement will be reduced accordingly. Except for involuntary separation benefits or other similar severance payments, this Agreement does not supersede the terms of any other compensation plans, stock option programs, welfare benefit plans, or other such plans or programs in which you are eligible to participate, or may become eligible to participate.

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies to the Corporate Secretary. A fully executed copy will be returned to you for your files after it is signed by the Company.

CEO/CFO Agreement

IN WITNESS WHEREOF, the Company, by its duly authorized representative, and the Executive have executed this Agreement on the dates stated below, effective as of the date first set forth above.

ALCOA CORPORATION

By:
Title:
Date:

[EXECUTIVE]

By:
Title:
Date:

CEO/CFO Agreement

Exhibit A

RELEASE AGREEMENT

RELEASE AGREEMENT (this “Release Agreement”), dated as of                     , between Alcoa Corporation (the “Company”), and [Name] (“Releasor”).                                                                                  [DATE]

WHEREAS, Releasor was employed by the Company as

    [TITLE]

WHEREAS, Releasor and the Company are parties to an Executive Severance Agreement dated [date] (the “Severance Agreement”).

WHEREAS, Releasor’s employment with the Company terminated as of

                                                         [DATE]

NOW, THEREFORE, in consideration of the promises and of the releases, representations, covenants and obligations contained herein, the parties hereto agree as follows:

1. Severance Benefits. Subject to Releasor’s execution and non-revocation of this Release Agreement within the time periods described in this Release Agreement and the Severance Agreement, and compliance with the other terms of the Severance Agreement, the Company shall pay Releasor the amounts, and provide Releasor the benefits, described in the Severance Agreement.

2. Release. Releasor knowingly and voluntarily releases and forever discharges the Company, its parents, and each of their respective subsidiaries and affiliates, together with their respective present and former directors, managers, officers, stockholders, employees, agents, and each of their respective predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Releasees”) from any and all debts, obligations, demands, actions, causes of action, accounts, covenants, contracts, agreements, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Releasor ever had, now has, or may hereafter claim to have by reason of any matter, cause or thing whatsoever arising out of or relating to: (a) any events, occurrences or omissions from the beginning of time to the time Releasor signs this Release Agreement, or (b) Releasor’s employment with the Company or termination thereof (the “Release”). The Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Releasor may have arising under the common law, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or the New York State and City Human Rights Laws, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Releasor and any of the Releasees, and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing in the Release shall: (i) affect any vested employee benefits (including equity awards) to which Releasor may be entitled under any existing employee benefit plans of the Company, or (ii) prohibit Releasor from enforcing this Release Agreement or the Severance Agreement. By signing this Release Agreement, Releasor represents that he or she shall not be entitled to any personal recovery in any action or proceeding that may be commenced on his or her behalf in any way arising out or relating to any of the matters that are the subject of the Release.

3. Releasor represents that he or she has not commenced or joined in any claim, charge or action against any of the Releasees, arising out of or relating in any way to Releasor’s relationship with the Company, or the termination thereof.

4. Releasor represents and agrees that the obligations and representations set forth in the Restrictive Covenants in the Severance Agreement, on their stated terms, regarding noncompetition, nonsolicitation and confidentiality, shall remain in full force and effect.

CEO/CFO Agreement

5. Consultation With Attorney; Voluntary Agreement. Releasor represents that the Company has advised Releasor to consult with an attorney of Releasor’s choosing prior to signing this Release Agreement. Releasor further represents that he or she understands and agrees that he or she has the right and has been given the opportunity to review this Release Agreement, with an attorney of Releasor’s choice. Releasor further represents that he or she understands and agrees that the Company is under no obligation to offer the payments and benefits set forth in paragraph 1 above, and that Releasor is under no obligation to consent to this Release Agreement, and that Releasor has entered into this Release Agreement freely and voluntarily. Releasor shall have twenty-one (21) days to consider this Release Agreement, unless Releasor is terminated in connection with a an exit incentive or other group termination program, in which case Releasor shall have forty-five (45) days to consider this Release Agreement. In either case, once Releasor has signed this Release Agreement, Releasor shall have seven (7) additional days from the date of execution to revoke his or her consent. Any such revocation shall be made in writing to Attn: Corporate Secretary, Alcoa Corporation, 390 Park Avenue, New York, New York 10022, and shall be deemed to have been duly given when hand delivered or when mailed by United States certified mail, return receipt requested. If no such revocation occurs, this Release Agreement shall become effective on the eighth (8th) day after Releasor shall have executed and returned it to the Company (the “Effective Date”). In the event that Releasor revokes his or her consent to this Release Agreement prior to the Effective Date, this Release Agreement shall be null and void and no payments or benefits shall be due hereunder or under the Severance Agreement.

6. Entire Agreement. Releasor acknowledges that he or she has not relied upon any representations (whether oral or written) from the Company, other than as set forth in this Release Agreement. This Release Agreement sets forth the entire agreement and understanding between Releasor and the Company and merges and supersedes any and all prior discussions, agreements, arrangements and understandings with regard to the subject matter hereof, except for the Severance Agreement, and may not be modified, amended, discharged or supplemented in any respect, except by a subsequent writing signed by Releasor and the Company.

7. Successors; Binding Agreement. The Company shall have the right to assign its rights and obligations under this Release Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Release Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

8. Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Release Agreement shall not in way be affected or impaired thereby.

9. Governing Law; Jurisdiction. Without reference to any principles concerning choice of law, this Release Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware. Any action arising out of or related to this Release Agreement shall be brought in the state or Federal courts located in Pittsburgh, Pennsylvania, and Releasor and the Company consent to the jurisdiction and venue of such courts.

10. Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, and Releasor have executed this Release Agreement, on the date and year set forth below.

[Signature Page Follows]

CEO/CFO Agreement

ALCOA CORPORATION

By:
Title:
Date:

[EXECUTIVE]

By:
Title:
Date: